CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Corporate Coaches, Inc.

We consent to the inclusion in the foregoing Registration Statement of Corporate Coaches, Inc. on Form S-1, of our report dated May 5, 2015, relating to our audit of the balance sheet as of December 31, 2014, and statement of operations, stockholders’ deficit and cash flows for the period from November 26, 2014 (Inception) through December 31, 2014. Our report dated May 5, 2015, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Anton & Chia, LLP

Newport Beach
February 12, 2016